Filed Pursuant To Rule 433

Registration No. 333-233191

November 14, 2019

EMI Strategic Marketing

SSG1506
11/5/2019
Page 2

Twitter Gold Ad Launch Posts

Posts Link to:	https://us.spdrs.com/en/investment-ideas/gold
AdTrax code:	2785362.1.1.AM.RTL
Exp. Date:	11/30/2020
ALPS code (if applicable):	
VIDEO:	
AdTrax code:	2792866.1.1.AM.RTL
Exp. Date:	11/30/2020

Tweet Copy
[140 char recommended]
[280 char max]

[2 characters per emoji]
[Include hashtags]
[Include mentions]

Tweet 1

The moral of this story: You can't judge a 📖 by its cover.

Set your assumptions aside, and you might be surprised. Get the facts about #gold and $GLD: [Bit.ly – placeholder!]

Tweet 2

You wouldn't judge a singer without seeing them perform? 🎤. Why would you do the same with an investment 🤔?

Learn more about #gold, and how to get in with $GLD: [Bit.ly – placeholder!]

Tweet 3

You know what they say about assumptions, right? 😏

If you think #gold isn't a performer, you may want to think again. Learn why: [Bit.ly – placeholder!]

Tweet 4

If you think gold isn't a performer, maybe it's time to think again 🤔.

Learn how to get into #gold with $GLD: [Bit.ly – placeholder!]

Link Title
[50 char recommended]
[70 char max]

Think Gold Isn't a Performer? Think Again.
If You Think Gold Isn't a Performer, Think Again.

Information Classification: Limited Access

H EMI Strategic Marketing SSG1506 11/5/2019 Page 3 Video Information Classification: Limited Access

H EMI Strategic Marketing SSG1506 11/5/2019 Page 4 Links to: https://us.spdrs.com/en/investment-ideas/aold AdTrax code: 2785362.1.1.AM.RTL Exp. Date: ALPS code (if applicable): 11/30/2020 VIDEO: AdTrax code: 2792866.1.1.AM.RTL Exp. Date: 11/30/2020 Headline Post 1 [150 char recommended] You wouldn’t judge a singer is without seeing them perform, [Truncates at 224 char] [1,300 char max] why would you do the same with an investment? Learn more about gold, and how to get in with GLD: [Bit.ly - placeholder!] Post 2 If you think gold isn’t a performer, maybe it’s time to think again. Learn how to get into gold with GLD: [Bit.ly - placeholder!] Link Title If You Think You Know Gold, Think Again [Not currently visible] [70 char max] [45 char max for video] Think Gold Isn’t a Performer? Think Again. Information Classification: Limited Access

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.